                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT is entered into as of the 29th day of November, 2005, between Rex Radio and Television, Inc., an Ohio corporation (the "Corporation"), and Stuart A. Rose (the "Employee").

                                    Recitals
                                    --------

                  A. The Corporation and Employee entered into Employment Agreements dated July 17, 1984, December 1, 1989, January 1, 1993, January 1, 1994, September 1, 1995, October 14, 1998 and April 17, 2001;

                  B. The Corporation and Employee now desire to agree to substantially the same terms (with the exception of the bonus calculation in Section 4.2) in order to continue Employee's position with the Corporation;

                  C. Employee desires to accept such employment on the basis of the mutual benefits and covenants contained herein;

         NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties agree as follows:

                         ARTICLE I - DUTIES OF EMPLOYEE
                         ------------------------------

         1.1 Duties of Employee. Employee shall be employed as Chief Executive Officer of the Corporation, for the period set forth in Article II below. Employee shall be subject to the supervision of the Board of Directors of the Corporation, and shall perform those executive, operational and administrative duties normally performed by the Chief Executive Officer of a corporation.

         1.2 Engaging in Other Employment. Employee shall devote a substantial portion of his business time, energies, attention and abilities to the business of the Corporation; provided, however, that Employee shall not be prohibited from: (i) making investments in other businesses; and (ii) actively participating in the operation of any business within which he has invested.

         1.3 Additional Duties. In addition to the foregoing duties, Employee shall perform such other work as may be assigned to him from time to time subject to the instructions, directions and control of the Board of Directors.

                         ARTICLE II - TERM OF EMPLOYMENT
                         -------------------------------

         2.1 Term. The Corporation shall employ Employee commencing as of the 1st day of January, 2006, and continuing for a period of two (2) years and one
(1) month through January 31, 2008 (the "Employment Period") and any renewal period provided for in Section 2.2 below unless



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earlier terminated by Employee's: (i) resignation; (ii) death; (iii) total disability; or (iv) termination of employment, as provided in Article VI. "Total disability" shall mean such disability as shall render Employee incapable of performing substantially all of his duties for the Corporation as determined by any two (2) qualified physicians chosen by the Corporation.

         2.2 Renewal Term. The terms and conditions of this Employment Agreement shall automatically renew, without any further action by either party required, upon the expiration of the Employment Period and any period of renewal for subsequent one (1) year periods unless: (i) notice of termination is provided to the other party at least 180 days prior to the expiration of the Employment Period or any period of renewal; or (ii) this Employment Agreement is otherwise terminated pursuant to Article VI.

                     ARTICLE III - COMPENSATION AND EXPENSES
                     ---------------------------------------

         3.1 Compensation. Employee shall receive as compensation for services rendered under this Agreement a base salary of One Hundred Fifty Four Thousand Five Hundred Dollars ($154,500.00) per year, payable in equal monthly installments of Twelve Thousand Eight Hundred Seventy Five Dollars ($12,875.00) per month on the last working day of each month (or such more frequent dates as the Corporation may choose), and prorated for any partial monthly period.

         3.2 Expenses. Employee is authorized to incur reasonable expenses in connection with the performance of his duties for the Corporation, including expenses for entertainment of customers, travel, and similar business purposes. The Corporation will reimburse Employee for all such expenses upon the presentation of an itemized account of such expenditures and approval of the expenditures by a designated officer. In incurring reasonable business expenses, Employee shall conform to the policies of the Corporation as adopted by the Board of Directors from time to time.

                   ARTICLE IV - EMPLOYEE BENEFITS AND BONUSES
                   ------------------------------------------

         4.1 Employee Benefit Plans. Employee shall be entitled to participate in any qualified profit-sharing/401k plan, medical and dental reimbursement plan, group term life insurance plan, and any other employee benefit plan which may be established by the Corporation, such participation to be in accordance with the terms of any such plan.

         4.2 Bonus.

             (a) Bonus From Retail Operations. In addition to Employee's salary as provided in Section 3.1, Employee shall be entitled to an annual cash bonus computed based upon the earnings before income taxes of the retail business ("Retail EBT") of REX Stores Corporation and its subsidiaries ("REX") determined by the independent public accountants then engaged by REX (the "Retail Bonus"). Retail EBT shall not include (i) any income from REX's synthetic fuel or other alternative energy investments; (ii) any deduction for David L. Bearden's bonus as Chief Operating Officer of the Corporation and/or any deduction for Stuart A. Rose's bonus as Chief Executive


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Officer, whether paid or accrued within the fiscal year; (iii) any expenses of
REX relating to stock options, and (iv) any extraordinary expense incurred by REX, including any restructuring and/or store closing expense.

         Employee's Retail Bonus shall be based upon Retail EBT for each fiscal year of REX during the Employment Period and any period of renewal, as follows:

             Amount of Cash Bonus for each $1 million of EBT
             -----------------------------------------------
            $5,000                      Up to $5 million
            $7,500                      Over $5 million to $10 million
           $10,000                      Over $10 million to $15 million
           $12,500                      Over $15 million to $20 million
           $15,000                      Over $20 million

             (b) Energy Investment Bonus. In addition to Employee's salary as provided in Section 3.1 and the Retail Bonus as provided in Section 4.2(a), Employee shall be entitled to an annual cash bonus computed based upon the earnings before income taxes of the synthetic fuel or other alternative energy investments ("Energy Investment EBT") of REX determined by the independent public accountants then engaged by REX (the "Energy Investment Bonus"). Energy Investment EBT shall not include (i) any income from the retail business of REX,
(ii) any deduction for any bonus paid to Stuart A. Rose as Chief Executive Officer or David L. Bearden as Chief Operating Officer of the Corporation, (iii) any expenses of REX relating to stock options, and (iv) any extraordinary expense incurred by REX, including any restructuring and/or store closing expense.

         Employee's Energy Investment Bonus shall be equal to 3% of the Energy Investment EBT for each fiscal year of REX during the Employment Period or any period of renewal.

             (c) Notwithstanding Sections 4.2(a) and (b), Employee shall in no event receive a total bonus exceeding One Million Dollars ($1,000,000) in any fiscal year.

         4.3 Vacation. Employee shall be entitled to eight (8) weeks of vacation during each 12-month period of the Employment Period or any period of renewal at full pay; provided, however, that no portion of a vacation not taken in any 12-month period may be taken in any other 12-month period. The time for such vacation shall be selected by Employee. Employee shall not be entitled to vacation pay in lieu of vacation.

                  ARTICLE V - NONDISCLOSURE AND NONCOMPETITION
                  --------------------------------------------

         5.1 Confidential Information. Employee agrees to keep secret and confidential the Confidential Information (as defined below) and shall not use or disclose said information, either during or after his employment with the Corporation, for any purpose not authorized by the Corporation. Upon termination of his employment with the Corporation, Employee shall leave with



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the Corporation all records, including all copies thereof, containing any
Confidential Information, including, but not limited to, such documents as memoranda, notes, records, reports, customer lists, manuals, drawings, blueprints and maps. "Confidential Information" means information about the Corporation and any of its subsidiaries which is disclosed to Employee or known by him as a consequence of or through his work with or on behalf of the Corporation (including information conceived, originated, discovered, or developed by him) not generally known about the Corporation, including, but not limited to, matters of a technical nature, such as "know-how," innovations, research projects, methods, and matters of a business nature, such as information about costs, profits, markets, sales, lists of customers, suppliers, business processes, computer programs, accounting methods, information systems, business or marketing, financial plans and reports and any other information of a similar nature.

         5.2 Restrictions on Competition. During the term of this Agreement and for a period of two (2) years after termination of Employee's employment with the Corporation, for any reason, Employee shall not directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any retail consumer electronics business that is: (i) in competition in any manner whatsoever with the business of the Corporation within 100 miles of any store operated by the Corporation or its affiliates at the time of Employee's termination; or (ii) the owner or operator of a retail consumer electronics business similar to that of the Corporation within 100 miles of any store operated by the Corporation or its affiliates at the time of Employee's termination.

         5.3 Saving. In the event any provision of this Article V shall be held invalid, illegal, or unenforceable, the remaining provisions shall in no way be affected thereby, and shall continue in full force and effect. If, moreover, any one or more of the provisions contained in this Article V shall for any reason be held to be excessively broad as to time, duration, geographical scope, activity or subject, it shall be construed, by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

                            ARTICLE VI - TERMINATION
                            ------------------------

         6.1 Termination of Employment with Cause. The Corporation may at any time terminate Employee's employment "For Cause". Such termination of employment For Cause shall not prejudice any other remedy to which the Corporation may be entitled either at law, in equity, or under this Agreement. Termination of employment "For Cause" shall mean termination upon: (i) Employee's repeated failure or refusal to perform his duties hereunder faithfully, diligently, competently and to the best of his ability for reasons other than serious disability or other incapacity; (ii) Employee's violation of any material provision of this Agreement; or (iii) Employee's clear and intentional violation of a state or federal law of which he is aware or should have been aware: (a) involving the commission of a felonious crime against the Corporation which has a materially adverse effect upon the Corporation; or (b) involving a felony other than against the Corporation having a materially adverse effect upon the Corporation, as determined in either case in the reasonable judgment of the Board of Directors.


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         6.2 Termination by Either Party. This Agreement may be terminated by either party with or without cause upon 180 days notice.

         6.3 Effect of Termination of Employment Without Cause. In the event the Corporation terminates Employee's employment other than: (a) "For Cause" (as defined in Section 6.1); or (b) due to death or total disability as provided in
Section 2.1, the Corporation shall pay Employee, in full satisfaction and complete discharge of all obligations and liabilities of the Corporation to Employee under this Agreement or otherwise: (i) the balance of his compensation under Section 3.1 for the remainder of the Employment Period, payable no less frequently than monthly; plus (ii) all rights to Bonus Payments, for the remainder of the Employment Period, computed pursuant to Section 4.2 hereof, and payable within ten (10) business days after REX Stores Corporation announces year-end earnings for the applicable periods.

         6.4 Effect of Termination "For Cause" on Compensation. In the event this Agreement is terminated prior to the completion of the Employment Period or any period of renewal For Cause, Employee shall be entitled to: (i) the compensation earned by him pursuant to Section 3.1 prior to the date of termination as provided for in this Agreement computed pro rata up to and including that date; and (ii) all Bonus Payments pursuant to Section 4.2 shall be pro rata, based upon Employee's actual date of termination, and Employee shall automatically and completely forfeit any additional rights which could be alleged under the Bonus Plan established by the Corporation pursuant to Section
4.2 hereof.

         6.5 Effect of Death or Disability. In the event of the death or total disability of Employee during the Employment Period, Employee, or his Estate, shall be entitled to: (i) compensation earned by him pursuant to Section 3.1 hereof prior to the date of death or termination for total disability, computed pro rata up to and including that date; plus (ii) a pro rata portion of the Bonus Payment pursuant to Section 4.2, for the year of Employee's death or total disability, based upon Employee's actual date of termination.

         6.6 Effect of Voluntary Termination by Employee. In the event of the voluntary termination by Employee, pursuant to Section 6.2 hereof, Employee shall be entitled to: (i) compensation earned by him pursuant to Section 3.1 hereof prior to the date of termination, computed pro rata up to and including that date; plus (ii) a pro rata portion of the Bonus Payment pursuant to Section 4.2, for the year of Employee's voluntary termination, based upon Employee's actual date of termination.



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                         ARTICLE VII - WAIVER OF BREACH
                         ------------------------------

         7.1 Effect of Waiver. Waiver by the Corporation of any condition, or of the breach of Employee of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall not be deemed to be or construed as a further or continuing waiver of any such condition or to be a waiver either of any other condition or of the breach of any other term or covenant of this Agreement. The failure of the Corporation at any time or times to require performance of any provision hereof shall in no manner affect its rights at a later time to require the same.

                          ARTICLE VIII - MISCELLANEOUS
                          ----------------------------

         8.1 Notices. All notices and other communications by any party hereto shall be made in writing to the other party and shall be deemed to have been duly given when mailed by United States certified mail, with postage prepaid, addressed as the parties hereto may designate from time to time in writing.

         8.2 Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Employee by the Corporation, and contains all of the covenants and agreements between the parties with respect to such employment in any manner whatsoever.

         8.3 Assignability. Neither this Agreement, nor any duties or obligations hereunder shall be assignable by Employee without the prior written consent of the Board of Directors of the Corporation.

         8.4 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

         8.5 Captions. The captions in this Agreement are inserted for convenience only and shall not be considered part of or affect the construction or interpretation of any provision of this Agreement.

         8.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.



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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

                                   REX RADIO AND TELEVISION, INC.



                                   By: /s/ Edward M. Kress
                                      ------------------------------------------
                                      Edward M. Kress, Secretary


                                   EMPLOYEE:


                                   /s/ Stuart A. Rose
                                   ---------------------------------------------
                                   Stuart A. Rose





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